EXHIBIT 99

                   PRESS RELEASE OF PROVIDENT NEW YORK BANCORP

                               DATED JULY 25, 2005

Provident
New York Bancorp
                                                      Provident New York Bancorp
                                                      400 Rella Boulevard
                                                      Montebello, NY 10901-4243

                                                      T 845.369.8040
                                                      F 845.369.8255

                                                      www.providentbanking.com
News Release


FOR IMMEDIATE RELEASE                           Stock Symbol:  PBNY
July 25, 2005                                   Traded on NASDAQ National Market

PROVIDENT BANK CONTACT:
Paul A. Maisch, SVP & Chief Financial Officer
Roberta Lenett, VP & Manager of Shareholders Relations
(845) 369-8082





                      PROVIDENT NEW YORK BANCORP ANNOUNCES
         QUARTERLY EARNINGS OF $5.7 MILLION, OR $0.13 PER DILUTED SHARE


MONTEBELLO, NY - July 25, 2005 - Provident New York Bancorp (Nasdaq-National
Market: PBNY), the parent company of Provident Bank, today announced that for the three months ended June 30, 2005, net income was $5.7 million, or $.13 per diluted share compared to net income of $3.7 million or $.10 per diluted share for the three months ended June 30, 2004. This represents an increase of $2.0 million. Included in this increase is an item recorded from the realization of our investment in a low income housing partnership, as described below in quarterly non-interest income, of approximately $409,000, net of taxes. Excluding this item, net income would have been approximately $5.3 million, or $0.12 per diluted share for the three months ended June 30, 2005.

Net income for the nine months ended June 30, 2005 was $15.9 million, compared to net income of $6.8 million for the nine months ended June 30, 2004, an increase of $9.1 million. Diluted earnings per share were $0.36 and $0.18 for the nine months ended June 30, 2005 and June 30, 2004, respectively. The increase in earnings in 2005 reflects nine months of operations of Warwick Community Bancorp, Inc. ("Warwick" or "WSB") following the acquisition of WSB in October 2004. Earnings in the same period of fiscal 2004 reflect approximately two quarters of operations of ENB Holding Company, Inc., and Ellenville National Bank ("ENB") following the acquisition of ENB in January 2004. Earnings for the 2004 period also reflect after-tax charges of $3.0 million relating to the establishment of the Charitable Foundation in connection with the second-step conversion, which decreased earnings per share by $.07 in that period.

George Strayton, President and CEO commented: "As we continue to integrate the acquired banks, we are seeing the positive benefits of operating leverage with a 54.9% increase in net income versus a 34.3% increase in costs. These efforts have been particularly beneficial in mitigating the impact that the flattening yield curve has had on net interest margin, which has declined on a linked quarter basis three basis points to 3.93% for the quarter ended June 30, 2005. We expect continued improvement in non-interest income and expense containment as this rationalization process continues over the next several quarters, which will help to offset margin compression expected as a result of continued Federal Reserve tightening of short term interest rates."

Provident New York Bancorp Press Release cont.


Total assets as of June 30, 2005 were $2.6 billion, an increase of $733.2 million, or 40.2%, over assets of $1.8 billion at September 30, 2004, and an increase of $776.7 million, or 43.6%, over assets of $1.8 billion at June 30, 2004. The increase from September 30, 2004 was primarily due to the October 2004 acquisition of Warwick, whose assets totaled $703.7 million on the merger date, and the purchase of an HSBC Bank USA, National Association ("HSBC") branch office in South Fallsburg New York, which added $23.3 million of assets in the third quarter of 2005. The increase over June 30, 2004, was due to (i) the October 2004 acquisition of Warwick, (ii) internal growth of the Company, and
(iii) the purchase of the South Fallsburg branch. Goodwill increased by $92.7 million from September 30, 2004 as a result of the completion of the Warwick acquisition, and core deposit intangibles increased by $9.3 million, net of $3.0 million in amortization, from September 30, 2004 as a result of the Warwick and the South Fallsburg HSBC branch acquisitions.

Net loans as of June 30, 2005 were $1.3 billion, an increase of $312.2 million, or 31.8%, over net loan balances of $980.3 million at September 30, 2004, and an increase of $322.0 million, or 33.2 %, over balances at June 30, 2004. Loans acquired from WSB totaled $288.2 million, while allowances for loan losses acquired in connection with WSB were $4.9 million, or 1.7% of WSB's outstanding loan balances. Inclusive of Warwick loans acquired, commercial loans increased by $212.0 million, or 43.5%, over balances at September 30, 2004. Consumer loans increased by $46.7 million, or 35.9%, during the nine-month period ended June 30, 2005, while residential loans increased by $58.3 million, or 15.3%. Total loan originations have increased from $257.3 million for the nine months ended June 30, 2004 to $346.2 million for the nine months ended June 30, 2005. However, repayments and sales of loans have also increased from $210.7 million from the 2004 period to $321.2 million for the nine months ended June 30, 2005. Loan quality continues to be strong. At $3.2 million, non-performing loans as a percentage of total loans is 0.25%, as opposed to 0.27% at September 30, 2004 and 0.55% at June 30, 2004.

Securities increased by $313.3 million, or 51.9%, to $916.6 million at June 30, 2005 from $603.4 million at September 30, 2004. Securities acquired from Warwick totaled $298.2 million. Investments were made primarily in mortgage-backed securities, which increased by $208.2 million, or 57.7%, and in U.S. Government and Federal Agency Securities, which increased by $105.1 million, or 43.3%.

Borrowings increased by $162.7 million from September 2004, or 75.7%, to $377.6 million. Almost all of the increase is related to the borrowings assumed from Warwick.

Deposits as of June 30, 2005 were $1.7 billion, up $508.7 million, or 41.0%, from September 30, 2004, and $507.4 million, or 40.9%, from June 30, 2004. Deposits acquired from Warwick and HSBC totaled $475.1 million and $23.3 million, respectively. As of June 30, 2005 retail and commercial transaction accounts were 29.8% of deposits compared to 30.1% at September 30, 2004 and 29.4% at June 30, 2004.

Stockholders' equity increased by $50.2 million to $399.7 million at June 30, 2005 compared to $349.5 million at September 30, 2004. Shares of common stock with a value of $74.6 million were issued for the purchase of Warwick. Net income of $15.9 million and ESOP allocations of $1.5 million for the nine-month period also increased equity. Partially offsetting the increases were the payments of cash dividends totaling $5.5 million and a decrease of $3.5 million in other comprehensive income due to unrealized losses on available for sale securities. Since September 2004, we have purchased a total of 2.8 million treasury shares which further decreased stockholders' equity by $34.0 million.

During the third quarter the Company completed its first stock repurchase program and announced a second repurchase plan for up to 2.2 million shares. Repurchases for the quarter were 1,656,600 shares for a total purchase price of $18.7 million, of which 549,000 shares were purchased as part of the second repurchase plan. Also during 2005, 762,400 shares of restricted stock have been granted from treasury shares. Tier I capital to assets stands at 9.65% at June 30, 2005.

Provident New York Bancorp Press Release cont.


Income Information - Quarter
----------------------------

Net interest income after provision for loan losses for the three months ended June 30, 2005 increased by $4.8 million, or 29.3%, to $21.0 million for the quarter ended June 30, 2005, compared to $16.3 million for quarter ended June 30, 2004. Gross interest income increased by $8.9 million, or 44.7%, to $28.9 million for the quarter ended June 30, 2005, compared to $20.0 million for the same three months in 2004. The increase in interest income was largely due to a $645.7 million increase in average earning assets to $2.2 billion during the quarter ended June 30, 2005, as compared to $1.6 billion for the same quarter in the prior year. The increase is primarily due to the Warwick acquisition and continued internal growth. The increase in average earning assets was enhanced by an increase in average yield of 11 basis points from 5.21% to 5.32%, on a fully taxable equivalent basis. The average yields on the loan and investment portfolios increased 25 basis points and two basis points, respectively. Interest expense increased by $4.2 million for the quarter compared to the same quarter in 2004, as average interest-bearing liabilities increased by $584.0 million and the average cost of interest-bearing liabilities increased by 55 basis points. The tax equivalent net interest margin declined by 38 basis points to 3.93%, while net interest spread declined by 46 basis points to 3.58%. This was primarily the result of assets acquired from Warwick being recorded at then current market interest rates, coupled with the impact of the increase in the cost of interest-bearing liabilities resulting from the 225 basis point increase in the target federal funds rate since May of 2004.

Non-interest income was $5.4 million for the three months ended June 30, 2005 compared to $2.9 million for the three months ended June 30, 2004, an increase of $2.6 million or 89.0%. Deposit fees and service charges increased by $876,000 or 48.7%, of which $442,000 was generated from the acquired Warwick branches, while $418,000 was primarily due to volume-driven increases in overdraft, non-sufficient funds, and ATM and debit card fees. Income derived from the Company's bank owned life insurance ("BOLI") investments increased by $638,000 or 490.7% due to additional BOLI investments of $24.1 million ($13.3 million of which were added from the Warwick acquisition) and the receipt of death benefit proceeds. Title insurance fee income derived from the Company's new wholly-owned title subsidiary, Hardenburgh Abstract Company, Inc. (acquired as part of the Warwick acquisition), was $361,000 for the quarter. Gains on the sale of securities were $57,000 for the current three-month period, compared to $446,000 for the same period last year. During the three-month period ended June 30, 2005, the Company also recorded gains on sales of loans totaling $105,000 compared to $61,000 for the same period last year. For the quarter ending June 30, 2005, there was a recognition of $681,000 in income pertaining to our investment as a limited partner in a low-income housing partnership. The investment had been amortized quarterly since 1996 in excess of our interest in the partnership. There was no material impact on any quarter in the affected periods.

Non-interest expenses for the three months ended June 30, 2005 increased by $4.6 million, or 34.3%, due largely due to the increase in branch locations and office facilities, as well as staff acquired in the Warwick acquisition. Compensation and employee benefits increased by $2.2 million, or 36.4%, to $8.3 million for the three months ended June 30, 2005. In addition, there was an increase in the cost of stock-based compensation benefits of $296,000. Occupancy and office operations increased by $577,000 or 31.2%, for the three months ended June 30, 2005, of which $367,000 was attributable to the acquired Warwick properties. Advertising and promotion increased $299,000 or 58.7%, primarily as a result of the Company's new brand identity. Merger and integration costs increased $193,000, or 344.6% primarily due to the acquisition of the HSBC South Fallsburg branch. Other non-interest expense increased $766,000, or 51.0%, due to increased overhead relating to the increase in branch locations and administration costs associated with being a larger bank. These increases were partially offset by a $133,000 decrease in professional fees due to consulting fees incurred in 2004 surrounding the Warwick merger.


The efficiency ratio, which excludes securities gains, merger costs, amortization of intangible assets, the $5.0 million charitable contribution, and the income from the low income housing investment, and includes the tax equivalent adjustment for interest income, has improved to 64.5% for the current quarter from 66.7% for the quarter ending June 30, 2004, reflecting the strides we have made in combining Warwick and Ellenville into Provident and the operating leverage derived from those efforts [See attached table].

Provident New York Bancorp Press Release cont.

Income Information -Nine  Months
--------------------------------

Net interest income after provision for loan losses for the nine months ended June 30, 2005 was $63.9 million, compared to $43.4 million for the nine months ended June 30, 2004, an increase of $20.5 million or 47.1%. Interest income increased $31.8 million to $85.2 million for the nine months ending June 30, 2005, compared to $53.4 million from the same period last year. The increase in interest income was largely due to a $800 million increase in average earning assets to $2.2 billion during the period ended June 30, 2005, as compared to $1.4 billion for the same period in the prior fiscal year. The increase is primarily due to the Warwick acquisition and continued internal growth. An increase in average yield on earning assets of eight basis points, from 5.17% to 5.24% ($1.8 million), on a fully taxable equivalent basis, also contributed to the increase in net interest income. Average yields increased in both the loan and securities portfolios, of 17 basis points and 12 basis points, respectively, with the overall yield on total interest-earning assets increasing in every category except for other loans (residential mortgages), which decreased six basis points in average yield. Interest expense increased by $11.4 million for the nine months ended June 30, 2005 from $9.4 million for the nine month period ending June 30, 2004, to $20.8 million, as average interest-bearing liabilities increased by $703.2 million and the average cost of interest-bearing liabilities increased 39 basis points. The net interest margin declined by 29 basis points to 3.98%, while the net interest spread declined by 30 basis points to 3.64%, due to the assets acquired in the Warwick acquisition being recorded at then current market interest rates and the increase in short-term interest rates. This change in short term rates, which affected funding costs to a larger degree than existing earning assets (which are primarily fixed rate until maturity) was disproportionably large as compared to the change in longer term market interest rates, and thus has decreased net interest margin. The Federal Reserve has increased short term rates nine times since May 2004, increasing the target federal funds rate from 1% to 3.25%. Conversely, the 10-year treasury rate has decreased from an average of 4.28% for the nine months ended June 30, 2004 to 4.20% for the nine months ended June 30, 2005. The bank's average cost of interest-bearing liabilities has increased, and, although the average asset yields increased this period, they did so at a slower pace due to continued market pressure. This has been offset somewhat by a greater increase of interest earning assets compared to interest bearing liabilities Should the yield curve continue to "flatten," a continued decline in net interest margin may occur, offsetting a portion of gains in net interest income generated from an increasing volume of assets.

Non-interest income was $13.3 million for the nine months ended June 30, 2005 compared to $8.5 million for the nine months ended June 30, 2004. Deposit fees and service charges increased by $2.9 million, or 59.9%, of which $2.2 million was generated from the acquired Warwick and ENB branches, while $700,000 was primarily due to volume-driven increases in overdraft, non-sufficient funds, and ATM and debit card fees. Loan fees and late charges increased by $420,000 or 71.1% largely due to pre-payment penalties. Income derived from the Company's BOLI investments increased by $956,000 or 226.5% due to the additional BOLI investment previously discussed. Title insurance fee income derived from the new Hardenburgh Abstract Company, Inc., was $1.0 million. Gains on the sale of securities were $369,000 for the current nine-month period, compared to $1.9 million for the same period in the prior fiscal year. During the nine-month period ended June 30, 2005, the Company also recorded gains on sales of loans totaling $185,000 compared to $231,000 for the same period last year. For the year to date ending June 30, 2005, there was income from the low income housing investment included above in the quarter to date information.

Non-interest expenses for the nine months ended June 30, 2005 increased by $11.2 million, or 27%. Excluding the 2004 charge of $5.0 million, pre-tax, for the Charitable Foundation, non-interest expenses for the nine months ended June 30, 2005 increased by $16.2 million, or 44.1%, to $52.9 million, compared to $36.7 million for the nine months ended June 30, 2004. The acquisitions of ENB in January 2004 and Warwick in October 2004 played a major role in the increases in most categories. Compensation and employee benefits increased by $7.5 million, or 45.6%, to $24.0 million for the nine month period ended June 30, 2005. The increase was primarily attributable to the acquisitions. Occupancy and office operations increased by $2.2 million, or 45.4%, for the nine months ended June 30, 2005, almost all of which was attributable to the acquisitions. Advertising and promotion increased $1.1 million or 69.7%, primarily as a result of the new brand identity the Company has unveiled and the additional promotions in the Orange County market. Amortization of core deposit intangible increased by $1.6 million as a result of acquired deposits. Data and check processing increased $1.0 million or 38.9%, primarily due to the higher level of services related to the accounts acquired in the mergers and in the acquisition of the new HSBC South Fallsburg branch. Other expenses increased by $2.0 million, or 51.1%, primarily due to increases in correspondent bank expense, postage, telephone expense, loan servicing and credit report expenses, and insurance premium expense, all of which directly related to the increased size of Provident Bank following the mergers. ATM and debit card expense increased $383,000, or 67.8%, primarily as a result of the increase in the number of accounts.

Provident New York Bancorp Press Release cont.


Note:

In addition to historical information, this earnings release may contain forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors which have been outlined in previously filed documents with the Securities and Exchange Commission, and other factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements, including, but not limited to increases in anticipated merger integration expenses. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Provident New York Bancorp Press Release cont.


Provident New York Bancorp and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(unaudited, in thousands, except share and per share data)

                                                                   June 30,      September 30,     June 30,
                                                                     2005             2004           2004
                                                                 ------------    ------------    ------------
Assets:
Cash and due from banks                                          $     51,578    $    107,571    $     33,686
Total securities                                                      916,644         603,375         642,028
Loans held for sale                                                     3,684             855           1,385
Loans:
       One-to four-family residential mortgage loans                  439,097         380,749         383,012
       Commercial real estate, commercial business                    698,918         486,904         479,689
             and construction loans
        Consumer loans                                                176,701         129,981         125,180
                                                                 ------------    ------------    ------------
                  Gross loans                                       1,314,716         997,634         987,881
        Allowance for loan losses                                     (22,252)        (17,353)        (17,331)
                                                                 ------------    ------------    ------------
                  Total loans, net                                  1,292,464         980,281         970,550
                                                                 ------------    ------------    ------------
Federal Home Loan Bank stock, at cost                                  18,076          10,247           9,755
Premises and equipment, net                                            29,810          16,846          16,259
Goodwill                                                              157,993          65,260          65,823
Core deposit intangible                                                14,887           5,624           6,219
Bank owned life insurance                                              37,256          13,245          13,116
Other assets                                                           36,986          22,847          23,849
                                                                 ------------    ------------    ------------
                   Total assets                                  $  2,559,378    $  1,826,151    $  1,782,670
                                                                 ============    ============    ============
Liabilities:
     Deposits:
          Demand deposits                                        $    382,393    $    289,360    $    276,864
          NOW deposits                                                138,574          83,439          87,851
                                                                 ------------    ------------    ------------
                    Total transaction accounts                        520,967         372,799         364,715
          Savings and money market deposits                           734,283         533,410         530,283
          Certificates of deposit                                     493,020         333,323         345,829
                                                                 ------------    ------------    ------------
                    Total deposits                                  1,748,270       1,239,532       1,240,827
                                                                 ------------    ------------    ------------
     Borrowings                                                       377,626         214,909         169,552
     Mortgage escrow funds and other                                   33,788          22,198          29,647
                                                                 ------------    ------------    ------------
                    Total liabilities                               2,159,684       1,476,639       1,440,026
Stockholders' equity                                                  399,694         349,512         342,644
                                                                 ------------    ------------    ------------
                    Total liabilities and stockholders' equity   $  2,559,378    $  1,826,151    $  1,782,670
                                                                 ============    ============    ============

Common shares outstanding at period end                            43,848,778      39,618,373      39,638,415
Book value per share                                             $       9.11    $       8.82    $       8.64

Provident New York Bancorp Press Release cont.




Provident New York Bancorp and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except share and per share data)

                                                           Three Months Ended          Nine Months Ended
                                                                June 30,                    June 30,
                                                          2005           2004         2005           2004
                                                       -----------   -----------   -----------   -----------
Interest and dividend income:
     Loans                                             $    20,302   $    14,300   $    59,220   $    38,651
     Securities                                              8,365         5,646        25,852        14,633
     Other earning assets                                      244            38           136           103
                                                       -----------   -----------   -----------   -----------
Total interest and dividend income                          28,911        19,984        85,208        53,387
                                                       -----------   -----------   -----------   -----------

Interest expense:
     Deposits                                                4,362         2,137        11,207         5,682
     Borrowings                                              3,281         1,350         9,609         3,719
                                                       -----------   -----------   -----------   -----------
Total interest expense                                       7,643         3,487        20,816         9,401
                                                       -----------   -----------   -----------   -----------

Net interest income                                         21,268        16,497        64,392        43,986
Provision for loan losses                                      225           225           525           575
                                                       -----------   -----------   -----------   -----------
Net interest income after provision for loan losses         21,043        16,272        63,867        43,411
                                                       -----------   -----------   -----------   -----------

Non-interest income:
     Deposit fees and service charges                        2,673         1,797         7,613         4,761
     Loan fees and late charges                                381           186         1,011           591
     Gains on sales of securities available for sale            57           446           369         1,894
     Gains on sales of loans                                   105            61           185           231
     Title insurance fees                                      361             0         1,019             0
     Bank owned life insurance                                 768           130         1,378           422
     Previously unrecognized  low income housing               681             0           681             0
       partnership investment
     Other                                                     407           255         1,042           563
                                                       -----------   -----------   -----------   -----------
Total non-interest income                                    5,433         2,875        13,298         8,462
                                                       -----------   -----------   -----------   -----------

Non-interest expense:
     Compensation and employee benefits                      8,277         6,070        24,063        16,523
     Stock-based compensation plans                            854           558         2,142         2,083
     Occupancy and office operations                         2,421         1,844         7,028         4,834
     Advertising and promotion                                 808           509         2,620         1,544
     Professional fees                                         523           656         1,801         1,660
     Data and check processing                               1,184         1,076         3,590         2,585
     Stationery and office supplies                            305           346           815           785
     Merger integration costs                                  249            56           965           773
     Amortization of intangible assets                         929           681         3,046         1,468
     ATM/debit card expense                                    322           206           948           565
     Other                                                   2,269         1,503         5,899         3,905
                                                       -----------   -----------   -----------   -----------
Sub-total                                                   18,141        13,505        52,917        36,725
     Establishment of Charitable Foundation                   --            --            --           5,000
                                                       -----------   -----------   -----------   -----------
Total non-interest expense                                  18,141        13,505        52,917        41,725
                                                       -----------   -----------   -----------   -----------

Income before income tax expense                             8,335         5,642        24,248        10,148
Income tax  expense                                          2,676         1,988         8,394         3,377
                                                       -----------   -----------   -----------   -----------
Net income                                             $     5,659   $     3,654   $    15,854   $     6,771
                                                       ===========   ===========   ===========   ===========

Per common share:
     Basic earnings                                    $      0.13   $      0.10   $      0.36   $      0.19
     Diluted earnings                                         0.13          0.10          0.36          0.18
     Dividends declared                                      0.045          0.04         0.125          0.11

Weighted average common shares:
     Basic                                              42,440,624    37,806,911    43,545,750    36,450,748
     Diluted                                            43,073,358    38,426,183    44,292,686    37,068,663

Provident New York Bancorp Press Release cont.




Provident New York Bancorp and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

                                                         June 30,   September 30,  June 30,
                                                           2005         2004         2004
                                                        ----------   ----------   ----------

Asset Quality Data:
    Non-performing loans  (NPLs)                        $   3,249    $   2,737    $   5,477
    Non-performing assets (NPAs)                        $   3,342    $   2,737    $   5,477
    NPLs as % of total loans                                 0.25%        0.27%        0.55%
    NPAs as % of total assets                                0.13%        0.15%        0.31%
    Allowance for loan losses as % of NPLs                    685%         634%         316%
    Allowance for loan losses as % of total loans            1.69%        1.74%        1.75%

Capital Ratios:
    Equity to total assets (consolidated)                   15.62%       19.15%       19.22%
    Tier 1 capital consolidated                              9.65%       15.91%       16.04%

                                                         Three Months Ended              Nine Months Ended
                                                               June 30,                       June 30,
                                                        2005             2004           2005             2004
                                                     -----------     -----------     -----------     -----------

Performance Ratios (annualized):
   Return on:
        Average assets                                      0.90%           0.82%            .84%           0.59%
        Average equity                                      5.75%           4.24%           5.13%           3.51%

   Net interest rate spread (tax-equivalent basis)          3.58%           4.02%           3.64%           3.95%
   Net interest margin (tax-equivalent basis)               3.93%           4.31%           3.98%           4.27%

Average Balance Data:
   Average assets                                    $ 2,524,522     $ 1,794,947     $ 2,524,684     $ 1,540,303
   Average earning assets                            $ 2,204,193     $ 1,558,537     $ 2,193,168     $ 1,393,056
   Average stockholders' equity                      $   394,932     $   346,763     $   413,084     $   257,904

Efficiency Ratio
Non-interest expense                                 $    18,141     $    13,505     $    52,917     $    41,725
Interest & Non-interest income                       $    26,702     $    19,372     $    77,680     $    52,448
        GAAP efficiency ratio                               67.9%           69.7%           68.1%           79.6%

Non-interest expense                                 $    18,141     $    13,505     $    52,917     $    41,725
less:
   merger integration costs                                 (249)            (56)           (965)           (773)
   amortization of intangible assets                        (929)           (681)         (3,046)         (1,468)
   Charitable foundation                                  (5,000)
Adjusted non-interest expense                        $    16,963     $    12,768     $    48,906     $    34,484

Interest & Non-interest income                       $    26,702     $    19,372     $    77,680     $    52,448
   add: Tax equivalent adjustment                            321             223             824             506
less:
   gains on sales of securities                              (57)           (446)           (369)         (1,894)
   gain on low income housing LLP                           (681)             --            (681)
Adjusted income                                      $    26,285     $    19,149     $    77,454     $    51,060
        Adjusted (Non-GAAP) efficiency ratio                64.5%           66.7%           63.1%           67.5%